UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 18, 2011

PROFIT PLANNERS MANAGEMENT, INC.
(Exact Name of Registrant as Specified in Charter)

NEVADA	333-142076	90-0450030
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer
Identification Number)

350 Madison Avenue, 8th Floor
New York, NY 10017
(Address of Principal Executive Offices)

(646) 416-6802
(Registrant's Telephone Number, including area code)

(Former Name or Former Address, if changed since last report)

Item 1.01 Entry into a Material Definitive Agreement.

On November 18, 2011, we entered into a consulting agreement with Samuel Jacobs (the “Jacobs Consulting Agreement”), which has an initial term of three (3) years. Under the terms of the Jacobs Consulting Agreement, Mr. Jacobs will provide services to the Company similar to those of a Vice-President of Business Development. Mr. Jacobs will receive a base compensation of $110,000 per year. As additional compensation, Mr. Jacobs will be issued 100,000 shares of our common stock, which shall vest over the term of the Jacobs Consulting Agreement at the rate of 33,333 shares per year. Mr. Jacobs will be entitled to certain bonus payments based on the new clients that he brings to the company. Such bonus payments shall be equal to 2% of the revenue from such new clients, after the first $300,000 of new revenue.  Under the terms of the Jacobs Consulting Agreement, Mr. Jacobs is required to generate a minimum of $7,500 per month in revenue for the company through his business development activities.

Mr. Jacobs primary objective will be to create a business referral program for the sale of our business services. These services will be inclusive of accounting, business management services, merchant services products, energy and telecom audits as well as an array of insurance products and services that can provide protection to business and business owners.

Mr. Jacobs has been working in the insurance and banking industry for the past eighteen years. He has an extensive knowledge of the insurance industry and insurance products, and has worked with such major insurance companies as Guardian Life, Mass Mutual, and Lincoln National.  Mr. Jacobs was involved in the development of multiple national banking insurance distribution platforms, and he was instrumental in the development of the insurance distribution programs at Republic National Bank, HSBC, North Fork Bank and Capital One Bank

The foregoing description of the Jacobs Consulting Agreement is not intended to be complete and is qualified in its entirety by the complete text of that agreement, the form of which is attached as Exhibit 10.1 to this Report.

Section 5.02. Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 21, 2011, we entered into an employment agreement with Wesley Ramjeet, our CEO and President (the “Ramjeet Employment Agreement”), which has an initial term of three (3) years. Under the terms of the Ramjeet Employment Agreement, Mr. Ramjeet will continue to serve as our President and Chief Executive Officer. Mr. Ramjeet is also a member of our board of directors.  Mr. Ramjeet will receive a base salary of $150,000 per year in the first year of the agreement, $200,000 per year in the second year of the agreement and $250,000 per year in the third year of the agreement. Mr. Ramjeet will be entitled to certain bonus payments based on the revenue of the company and capital raised by the company. The amount of Mr. Ramjeet’s potential bonus payments are described in greater detail in Schedule A to the Ramjeet Employment Agreement a copy of which is attached hereto as Exhibit 10.1.

The Ramjeet Employment Agreement would be terminated under the terms of that agreement upon the death or disability of Mr. Ramjeet. If we terminate Mr. Ramjeet’s employment for “Cause” (as defined in the agreement), or if Mr. Ramjeet terminates his employment voluntarily for other than “Good Reason” before the end of the term, Mr. Ramjeet will be entitled to receive his base salary through the date his employment terminates and any pro rata bonus earned through that date. If Mr. Ramjeet’s employment is terminated by us without “Cause” then he will be entitled to receive: (i) his base salary through the termination date; (ii) a single sum payment equal to six months of Mr. Ramjeet’s base salary; and (iii) reimbursement for the cost of up to the first twelve months of continuing group health plan coverage which Mr. Ramjeet and his covered dependents receive pursuant to COBRA.

The foregoing description of the Ramjeet Employment Agreement is not intended to be complete and is qualified in its entirety by the complete text of that agreement, the form of which is attached as Exhibit 10.2 to this Report.

Item 9.01. Financial Statements and Exhibits.

(d)        Exhibits

Exhibit
No.	Description

10.1	Form of Consulting Agreement dated as of November 18, 2011 by and between Profit Planners Management, Inc. and Mr. Samuel Jacobs.

10.2	Form of Employment Agreement dated as of November 1, 2011 by and between Profit Planners Management, Inc. and Mr. Wesley Ramjeet.

99.1	Press Release reporting consulting agreement with Samuel Jacobs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Profit Planners Management, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 22, 2011

PROFIT PLANNERS MANAGEMENT, INC.

By:	/s/ Wesley Ramjeet
Wesley Ramjeet
Chief Executive Officer

Exhibit Index

Exhibit
No.	Description

10.1	Form of Consulting Agreement dated as of November 18, 2011 by and between Profit Planners Management, Inc. and Mr. Samuel Jacobs.

10.2	Form of Employment Agreement dated as of November 1, 2011 by and between Profit Planners Management, Inc. and Mr. Wesley Ramjeet.

99.1	Press Release reporting consulting agreement with Samuel Jacobs.